Exhibit 99.1
419 WEST PIKE STREET • P.O. BOX 629 • JACKSON CENTER, OHIO 45334-0629
PHONE 937-596-6849 • FAX 937-596-6539
N E W S   R E L E A S E

Date: Contact:	March 12, 2007 Peter B. Orthwein
DAVIS APPOINTED CHIEF OPERATING OFFICER;
GEOFFREY A, THOMPSON ELECTED LEAD DIRECTOR;
QUARTERLY REPORT DELAYED DUE TO ONGOING INTERNAL INVESTIGATION.
Thor Industries, Inc. (NYSE: THO), announced today that its Board of Directors has appointed H. Coleman Davis, III as the company’s Chief Operating Officer. Mr. Davis is the founder of Keystone RV Company and continues as its Chairman. Keystone, acquired by Thor in November 2001, is Thor’s largest subsidiary and a leading company in the RV industry. As Thor’s Chief Operating Officer, all of Thor’s operating divisions will report to Mr. Davis. In this role, he will utilize his highly successful operating and strategic experience to benefit all Thor’s divisions. Mr. Davis will continue to serve on the Board of Directors of Thor Industries, Inc.
Wade F. B. Thompson continues as Thor’s Chairman, President, and Chief Executive Officer, but will relinquish some of his day to day operating responsibilities to Mr. Davis while Mr. Thompson undergoes medical treatment for cancer. Peter B. Orthwein continues in his role as Vice Chairman of Thor.
In addition, the Board of Directors elected director Geoffrey A. Thompson to serve as Lead Director. Mr. Thompson, who is not related to Wade Thompson, has agreed to provide assistance to management, as needed, while Wade Thompson undergoes medical treatment.
Geoffrey Thompson has worked in the private equity business since 1998, first as a principal at Kohlberg & Company and subsequently at Palisades Advisors, LLC. He retired as Chief Executive Officer of Marine Midland Banks, Inc. in 1992. He has served in various roles on the boards of seven public companies, as well as numerous private companies and not-for-profit organizations.
Delay of Quarterly Report on Form 10-Q
Thor is not able to timely file its quarterly report on Form 10-Q for the period ended January 31, 2007 by the prescribed due date of March 12, 2007 because the Audit Committee has not completed its investigation. Thor is filing today its report on Form 12b-25 regarding this delay. Thor intends to file its Form 10-Q as soon as reasonably practicable after the Audit Committee’s investigation has concluded on the relevant issues.

On January 29, 2007, Thor issued a press release announcing that the Audit Committee of the Board of Directors has initiated an internal investigation regarding certain accounting issues at its Dutchmen Manufacturing, Inc. operating subsidiary, primarily involving inventory, accounts receivable, accounts payable, and cost of goods sold. As previously reported, Thor voluntarily informed the SEC of the Audit Committee’s internal investigation, and has been responding to SEC staff requests for additional information.
The Audit Committee’s investigation is continuing. As a result of the investigation, the Company may be required to restate its financial statements for fiscal year 2006 and the first quarter of 2007, as well as for certain periods still to be determined. The Company has not yet determined whether it will be required to restate any financial statements.
Consistent with Thor’s January 29, 2007 press release, based on the information Thor has learned to date, Thor currently estimates that the cumulative effect of the issues identified at its Dutchmen subsidiary would be a reduction to income before taxes of approximately $25 million, or approximately $16 million in net income, with the primary impact occurring in fiscal 2006. The company has determined that these issues also impact the first five months of 2007 and is trying to determine the impact in periods prior to 2006. However, as the Audit Committee’s investigation is ongoing, this information is subject to change based upon the final findings of the investigation, and both the cumulative effect and periods affected could change.
The Company does not currently intend to update the disclosure provided hereby until the Audit Committee’s investigation has been substantially completed.
The Company remains in strong financial condition with over $200 million in cash and short term investments, and no long term debt.
Thor is the world’s largest manufacturer of recreation vehicles and a major builder of commercial buses.

This release includes “forward looking statements” that involve uncertainties and risks. There can be no assurance that actual results will not differ from the Company’s expectations. Factors which could cause materially different results include, among others, the risk that the final conclusion of the Audit Committee’s investigation could result in a determination that the effect of the issues under review are materially greater or lesser than the Company currently believes to be the case; the risk that the investigation could take longer than expected because of unanticipated issues; the Company’s ability to become current in its filings with the Securities and Exchange Commission; additional issues that may arise in connection with the Audit Committee’s ongoing investigation; and other risks and uncertainties discussed more fully in the Company’s SEC filings, including those discussed under Item 1A. “Risk Factors” in the Company’s Form 10-K for the fiscal year ended July 31, 2006, and in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Company’s Form 10-Q for the quarter ended October 31, 2006, which are on file with the Securities and Exchange Commission and may be accessed at http://www.sec.gov. The Company disclaims any obligation to update or correct any forward-looking statements made herein due to the occurrence of events after the issuance of this report, except as required under federal securities laws.